Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Ken Gosnell	Carla Burigatto
(856) 342-6081	(856) 342-3737
ken_gosnell@campbellsoup.com	carla_burigatto@campbellsoup.com

CAMPBELL REPORTS FOURTH-QUARTER AND FULL-YEAR RESULTS
AND INCREASES QUARTERLY DIVIDEND

•	Fourth-Quarter As Reported Sales Comparable to Prior Year, Organic Sales Decreased 1 Percent

•	Fourth-Quarter As Reported Earnings Per Share (EPS) Loss of $0.26, Fourth-Quarter Adjusted EPS of $0.46 Decreased 6 Percent

•	Full-Year As Reported Sales and Organic Sales Decreased 1 Percent

•	Full-Year As Reported EPS of $1.81 Decreased 15 Percent, Adjusted EPS of $2.94 Increased 11 Percent

•	Full-Year Cash Flow From Operations Increased to $1.463 Billion from $1.182 Billion

•	Campbell Provides Fiscal 2017 Guidance

CAMDEN, N.J., Sept. 1, 2016-Campbell Soup Company (NYSE:CPB) today reported its fourth-quarter and full-year results for fiscal 2016 and announced a 12 percent increase in its quarterly dividend.

	Three Months Ended			Twelve Months Ended
($ in millions, except per share)
	Jul 31, 2016	Aug 2, 2015	% Change	Jul 31, 2016	Aug 2, 2015	% Change
Net Sales
As Reported (GAAP)	$1,687	$1,693	—%	$7,961	$8,082	(1)%
Organic			(1)%			(1)%
Earnings (Loss) Before Interest and Taxes
As Reported (GAAP)	$(37)	$43	n/m	$960	$1,054	(9)%
Adjusted	$253	$259	(2)%	$1,467	$1,316	11%
Diluted Earnings (Loss) Per Share
As Reported (GAAP)	$(0.26)	$0.05	n/m	$1.81	$2.13	(15)%
Adjusted	$0.46	$0.49	(6)%	$2.94	$2.65	11%

n/m - not meaningful

Note: A detailed reconciliation of the reported financial information to the adjusted financial information is included at the end of this news release.

CEO Comments
Denise Morrison, Campbell’s President and Chief Executive Officer, said, “We finished the year in line with our guidance, including strong profit performance. However, I am not pleased with the results of our fourth quarter. The performance of our Campbell Fresh business, driven predominantly by execution issues, is disappointing. We have taken and are taking steps designed to ensure the business performs to its potential. We remain confident in our Campbell Fresh strategy and its ability to deliver long-term growth consistent with its portfolio role, as the business remains well-positioned to capitalize on the health and well-being consumer trend. For the year, Americas Simple Meals and Beverages and Global Biscuits and Snacks delivered significant margin expansion, driving double-digit profit growth. Despite the difficult quarter, we delivered adjusted EPS growth of 11 percent for the year.”

Morrison concluded, “While we have made progress, we recognize we need to deliver sales growth - and it remains a top priority. Reflecting its confidence in our long-term growth prospects and strong profit performance this year, the Board declared a 12 percent increase in our quarterly dividend today.”

Items Impacting Comparability
The Company reported a loss of $0.26 per share in the fourth quarter. The current quarter results reflect a pre-tax non-cash impairment charge of $141 million, or $0.41 per share, to reduce the carrying value of the intangible assets of the Bolthouse Farms carrot and carrot ingredients reporting unit. The current quarter also included pre-tax pension and postretirement mark-to-market losses of $138 million, or $0.29 per share, and pre-tax charges related to cost savings initiatives of $11 million, or $0.02 per share. The prior-year quarter included pre-tax pension and postretirement mark-to-market losses of $110 million, or $0.22 per share, and pre-tax charges related to the implementation of the new organizational structure and cost savings initiatives of $106 million, or $0.21 per share. Excluding items impacting comparability in both periods, adjusted EPS decreased 6 percent to $0.46 per share, compared with $0.49 per share in the year-ago quarter. A detailed reconciliation of the reported financial information to the adjusted information is included at the end of this news release.

Fourth-Quarter Results
Sales of $1.687 billion were comparable to prior year as the benefit from the acquisition of Garden Fresh Gourmet was offset by the decline in organic sales and the adverse impact of currency translation. Organic sales decreased 1 percent primarily driven by Campbell Fresh, reflecting declines in carrots and carrot ingredients, as well as the impact from the voluntary recall announced on June 22 of Bolthouse Farms Protein PLUS drinks. The estimated negative impact on net sales in the fourth quarter related to the recall and related production outages was approximately one percentage point.

Gross margin decreased from 33.2 percent to 32.4 percent. Excluding items impacting comparability, adjusted gross margin decreased 0.9 points. The decrease in adjusted gross margin was primarily driven by increased promotional spending, inflation, the impact of the Bolthouse Farms recall and related production outages, as well as higher carrot costs, partly offset by productivity improvements.

Marketing and selling expenses increased 14 percent to $216 million. Excluding items impacting comparability, adjusted marketing and selling expenses increased 14 percent to $196 million primarily due to higher advertising and consumer promotion expenses. Administrative expenses decreased 4 percent to $185 million. Excluding items impacting comparability, adjusted administrative expenses decreased 19 percent to $128 million primarily due to lower incentive compensation costs and the benefits from cost savings initiatives.

As reported EBIT was a loss of $37 million, reflecting the non-cash impairment charge, pension and postretirement mark-to-market losses and charges associated with cost savings initiatives as previously mentioned. Excluding items impacting comparability, adjusted EBIT decreased 2 percent to $253 million reflecting higher advertising and consumer promotion expenses and a lower adjusted gross margin percentage, partly offset by lower administrative expenses.

Net interest expense increased $1 million to $28 million reflecting higher average interest rates on the debt portfolio, partly offset by lower levels of debt. The tax rate increased to 24.6 percent as compared with a tax rate of 6.3 percent in the prior year. Excluding items impacting comparability, the adjusted tax rate increased 2.3 percentage points to 36.4 percent. The increase in the adjusted tax rate reflects a $13 million correction for deferred taxes, most of which related to the third quarter of fiscal 2016. This was partly offset by the geographic mix of earnings.

Full-Year Results
Sales decreased 1 percent to $7.961 billion driven by the adverse impact of currency translation and a decline in organic sales, partly offset by the benefit from the acquisition of Garden Fresh Gourmet. Organic sales decreased 1 percent driven by lower volume, partly offset by higher selling prices.

EBIT decreased 9 percent to $960 million. Excluding items impacting comparability, adjusted EBIT increased 11 percent to $1.467 billion reflecting a higher adjusted gross margin percentage and the benefits from cost savings initiatives, partly offset by the adverse impact of currency translation, higher incentive compensation costs, and volume declines.

Net interest expense increased $6 million to $111 million reflecting higher average interest rates on the debt portfolio, partly offset by lower levels of debt. The tax rate increased 3.9 percentage points to 33.7 percent. Excluding items impacting comparability, the adjusted tax rate increased 1.2 percentage points to 32.6 percent. This increase was primarily due to lapping the favorable resolution of an intercompany pricing agreement between the U.S. and Canada in the prior year.

Cash flow from operations increased to $1.463 billion from $1.182 billion a year ago primarily due to higher cash earnings and lower working capital requirements.

Company Announces Quarterly Dividend Increase
Campbell announced that the company’s Board of Directors has approved an increase in its quarterly dividend from $0.312 per share to $0.35 per share, an increase of 12 percent. The quarterly dividend is payable Oct. 31, 2016, to shareholders of record at the close of business Oct. 12, 2016.

Fiscal 2017 Guidance
Campbell expects sales to increase by 0 to 1 percent, adjusted EBIT to increase by 1 to 4 percent, and adjusted EPS to increase by 2 to 5 percent, or $3.00 to $3.09 per share. This guidance assumes the impact from currency translation will be nominal. A non-GAAP reconciliation is not provided for 2017 guidance since certain items are not estimable, such as pension and postretirement mark-to-market adjustments, and these items are not considered to be part of the company's ongoing business results.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

Three Months Ended July 31, 2016
($ in millions)
	Americas Simple Meals and Beverages	Global Biscuits and Snacks	Campbell Fresh	Total
Net Sales, as Reported	$842	$622	$223	$1,687

Volume and Mix	2%	3%	(10)%	1%
Price and Sales Allowances	—%	1%	—%	—%
Promotional Spending	(1)%	(2)%	(2)%	(2)%
Organic Net Sales	–%*	2%	(12)%	(1)%
Currency	—%	(1)%	—%	(1)%
Acquisitions	—%	—%	7%	1%
% Change vs. Prior Year	—%	1%	(5)%	–%*

Segment Operating Earnings	$191	$81	$8
% Change vs. Prior Year	4%	5%	(62)%
* Numbers do not add due to rounding.
Note: A detailed reconciliation of the reported net sales to organic net sales is included at the end of this news release.

Twelve Months Ended July 31, 2016
($ in millions)
	Americas Simple Meals and Beverages	Global Biscuits and Snacks	Campbell Fresh	Total
Net Sales, as Reported	$4,380	$2,564	$1,017	$7,961

Volume and Mix	(2)%	1%	(3)%	(1)%
Price and Sales Allowances	1%	1%	—%	1%
Promotional Spending	—%	—%	(1)%	—%
Organic Net Sales	(1)%	1%*	(4)%	(1)%*
Currency	(1)%	(4)%	—%	(2)%
Acquisitions	—%	—%	10%	1%
% Change vs. Prior Year	(2)%	(3)%	5%*	(1)%*

Segment Operating Earnings	$1,069	$422	$60
% Change vs. Prior Year	13%	10%	(2)%
* Numbers do not add due to rounding.
Note: A detailed reconciliation of the reported net sales to organic net sales is included at the end of this news release.

Americas Simple Meals and Beverages
Sales in the quarter were comparable to the prior year at $842 million driven by gains in Prego pasta sauces and Plum products, partly offset by declines in V8 beverages and soup. U.S. soup sales decreased 2 percent driven by declines in ready-to-serve soups, partly offset by increases in broth.

Segment operating earnings increased 4 percent to $191 million. The increase was primarily driven by a higher gross margin percentage, partly offset by increased marketing and selling expenses.

Global Biscuits and Snacks
Sales increased 1 percent in the quarter to $622 million. Excluding the negative impact of currency translation, segment sales increased 2 percent primarily driven by gains in Pepperidge Farm Goldfish crackers and Arnott’s biscuits.

Segment operating earnings increased 5 percent to $81 million as the benefit from lower administrative expenses was partly offset by a lower gross margin percentage.

Campbell Fresh
Sales decreased 5 percent in the quarter to $223 million. Excluding the impact from the acquisition of Garden Fresh Gourmet, segment sales declined 12 percent reflecting lower sales in carrots and carrot ingredients, as well as in Bolthouse Farms premium refrigerated beverages, partly offset by gains in fresh soup and Bolthouse Farms salad dressings.

Segment operating earnings decreased 62 percent to $8 million. The decrease in operating earnings was primarily driven by the adverse impact of the voluntary recall on Bolthouse Farms Protein PLUS drinks and related production outages, as well as higher carrot costs and lower sales in carrots and carrot ingredients. The decrease was partly offset by lower administrative expenses.

Unallocated Corporate Expenses
Unallocated corporate expenses for the quarter were $318 million compared to $145 million in the prior year. The increase in expenses reflects the impact of the non-cash impairment charge, pension and postretirement mark-to-market losses and charges related to cost savings initiatives as previously mentioned. The remaining increase in expenses was primarily due to losses on open commodity hedges.

Conference Call
Campbell will host a conference call to discuss these results today at 8:30 a.m. Eastern Daylight Time. To join, dial +1 (703) 639-1316. The conference ID is 1673833. Access to a live webcast of the call with accompanying slides, as well as a replay of the call, will be available at investor.campbellsoupcompany.com. A recording of the call will also be available until midnight on Sept. 15, 2016, at +1 (703) 925-2533. The access code for the replay is 1673833.

About Campbell Soup Company
Campbell (NYSE:CPB) is driven and inspired by our Purpose, “Real food that matters for life’s moments.” We make a range of high-quality soups and simple meals, beverages, snacks and packaged fresh foods. For generations, people have trusted Campbell to provide authentic, flavorful and readily available foods and beverages that connect them to each other, to warm memories and to what’s important today. Led by our iconic Campbell’s brand, our portfolio includes Pepperidge Farm, Bolthouse Farms, Arnott’s, V8, Swanson, Pace, Prego, Plum, Royal Dansk, Kjeldsens and Garden Fresh Gourmet. Founded in 1869, Campbell has a heritage of giving back and acting as a good steward of the planet’s natural resources. The company is a member of the Standard & Poor’s 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo. To learn more about how we make our food and the choices behind the ingredients we use, visit www.whatsinmyfood.com.

Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including the statements made regarding sales, EBIT and EPS guidance for fiscal 2017, rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the company’s ability to manage changes to its organizational structure and/or business processes; (2) the company’s ability to realize projected cost savings and benefits from its efficiency programs; (3) the impact of strong competitive responses to the company’s efforts to leverage its brand power in the market; (4) the impact of changes in consumer demand for the company’s products; (5) the impact of product quality and safety issues, including recalls and product liabilities; (6) the risks associated with trade and consumer acceptance of the company’s initiatives, including its trade and promotional programs; (7) the practices, including changes to inventory practices, and increased significance of certain of the company’s key trade customers; (8) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (9) the impact of business portfolio changes; (10) the uncertainties of litigation and regulatory actions against the company; (11) disruption to the independent contractor distribution models used by certain of our businesses, including the results of litigation or regulatory actions that could affect their independent contractor classification; (12) the company’s ability to protect its intellectual property rights; (13) the impact of an impairment to goodwill or other intangible assets; (14) the impact of a material failure in or breach of the company’s information technology systems; (15) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions, law, regulation and other external factors; (16) the impact of unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, terrorism, armed hostilities, natural disasters or other calamities; and (17) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

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CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(millions, except per share amounts)

	Three Months Ended
	July 31, 2016	August 2, 2015
Net sales	$1,687	$1,693
Costs and expenses
Cost of products sold	1,141	1,131
Marketing and selling expenses	216	189
Administrative expenses	185	193
Research and development expenses	38	34
Other expenses / (income)	145	10
Restructuring charges	(1)	93
Total costs and expenses	1,724	1,650
Earnings (loss) before interest and taxes	(37)	43
Interest, net	28	27
Earnings (loss) before taxes	(65)	16
Taxes on earnings	16	(1)
Net earnings (loss)	(81)	17
Net loss attributable to noncontrolling interests	—	—
Net earnings (loss) attributable to Campbell Soup Company	$(81)	$17
Per share - basic
Net earnings (loss) attributable to Campbell Soup Company	$(.26)	$.05
Dividends	$.312	$.312
Weighted average shares outstanding - basic	308	310
Per share - assuming dilution
Net earnings (loss) attributable to Campbell Soup Company	$(.26)	$.05
Weighted average shares outstanding - assuming dilution	310	312

In fiscal 2016, the company changed the method of accounting for the recognition of actuarial gains and losses for defined benefit pension and postretirement plans and the calculation of expected return on pension plan assets. These changes in accounting policy have been retrospectively applied to all periods presented. The company excludes the impact of the mark-to-market adjustments resulting from these accounting changes in evaluating performance. In the fourth quarter of fiscal 2016, the company incurred losses of $138 in Costs and expenses ($90 after tax, or $.29 per share) due to mark-to-market adjustments. In the fourth quarter of fiscal 2015, the company incurred losses of $110 in Costs and expenses ($69 after tax, or $.22 per share) due to mark-to-market adjustments.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(millions, except per share amounts)

	Twelve Months Ended
	July 31, 2016	August 2, 2015
Net sales	$7,961	$8,082
Costs and expenses
Cost of products sold	5,181	5,300
Marketing and selling expenses	893	884
Administrative expenses	641	601
Research and development expenses	124	117
Other expenses / (income)	131	24
Restructuring charges	31	102
Total costs and expenses	7,001	7,028
Earnings before interest and taxes	960	1,054
Interest, net	111	105
Earnings before taxes	849	949
Taxes on earnings	286	283
Net earnings	563	666
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$563	$666
Per share - basic
Net earnings attributable to Campbell Soup Company	$1.82	$2.13
Dividends	$1.248	$1.248
Weighted average shares outstanding - basic	309	312
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$1.81	$2.13
Weighted average shares outstanding - assuming dilution	311	313

In fiscal 2016, the company changed the method of accounting for the recognition of actuarial gains and losses for defined benefit pension and postretirement plans and the calculation of expected return on pension plan assets. These changes in accounting policy have been retrospectively applied to all periods presented. The company excludes the impact of the mark-to-market adjustments resulting from these accounting changes in evaluating performance. In fiscal 2016, the company incurred losses of $313 in Costs and expenses ($200 after tax, or $.64 per share) due to mark-to-market adjustments. In fiscal 2015, the company incurred losses of $138 in Costs and expenses ($87 after tax, or $.28 per share) due to mark-to-market adjustments.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	Three Months Ended
	July 31, 2016	August 2, 2015	Percent Change
Sales
Contributions:
Americas Simple Meals and Beverages	$842	$842	—%
Global Biscuits and Snacks	622	617	1%
Campbell Fresh	223	234	(5)%
Total sales	$1,687	$1,693	—%
Earnings
Contributions:
Americas Simple Meals and Beverages	$191	$183	4%
Global Biscuits and Snacks	81	77	5%
Campbell Fresh	8	21	(62)%
Total operating earnings	280	281	—%
Unallocated corporate expenses	318	145
Restructuring charges	(1)	93
Earnings (loss) before interest and taxes	(37)	43	(186)%
Interest, net	28	27
Taxes on earnings	16	(1)
Net earnings (loss)	(81)	17	(576)%
Net loss attributable to noncontrolling interests	—	—
Net earnings (loss) attributable to Campbell Soup Company	$(81)	$17	(576)%
Per share - assuming dilution
Net earnings (loss) attributable to Campbell Soup Company	$(.26)	$.05	(620)%

In fiscal 2016, the company modified its segment reporting as a result of changes in the management of the business. In addition, the company changed the method of accounting for the recognition of actuarial gains and losses for defined benefit pension and postretirement plans and the calculation of expected return on pension plan assets. In fiscal 2016, the company also modified its method of allocating pension and postretirement benefit costs to reportable segments. Through fiscal 2015, the company included all components of benefit expense in measuring segment performance. In fiscal 2016, service cost is allocated to segments. All other components of expense, including interest cost, expected return on assets, and recognized actuarial gains and losses, are reflected in Unallocated corporate expenses and not included in segment operating results. The changes in segment reporting and accounting policies have been retrospectively applied to all periods presented.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	Twelve Months Ended
	July 31, 2016	August 2, 2015	Percent Change
Sales
Contributions:
Americas Simple Meals and Beverages	$4,380	$4,483	(2)%
Global Biscuits and Snacks	2,564	2,631	(3)%
Campbell Fresh	1,017	968	5%
Total sales	$7,961	$8,082	(1)%
Earnings
Contributions:
Americas Simple Meals and Beverages	$1,069	$948	13%
Global Biscuits and Snacks	422	383	10%
Campbell Fresh	60	61	(2)%
Total operating earnings	1,551	1,392	11%
Unallocated corporate expenses	560	236
Restructuring charges	31	102
Earnings before interest and taxes	960	1,054	(9)%
Interest, net	111	105
Taxes on earnings	286	283
Net earnings	563	666	(15)%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$563	$666	(15)%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$1.81	$2.13	(15)%

In fiscal 2016, the company modified its segment reporting as a result of changes in the management of the business. In addition, the company changed the method of accounting for the recognition of actuarial gains and losses for defined benefit pension and postretirement plans and the calculation of expected return on pension plan assets. In fiscal 2016, the company also modified its method of allocating pension and postretirement benefit costs to reportable segments. Through fiscal 2015, the company included all components of benefit expense in measuring segment performance. In fiscal 2016, service cost is allocated to segments. All other components of expense, including interest cost, expected return on assets, and recognized actuarial gains and losses, are reflected in Unallocated corporate expenses and not included in segment operating results. The changes in segment reporting and accounting policies have been retrospectively applied to all periods presented.

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)

	July 31, 2016	August 2, 2015
Current assets	$1,908	$2,093
Plant assets, net	2,407	2,347
Intangible assets, net	3,415	3,549
Other assets	107	88
Total assets	$7,837	$8,077
Current liabilities	$2,728	$2,806
Long-term debt	2,141	2,539
Other liabilities	1,435	1,355
Total equity	1,533	1,377
Total liabilities and equity	$7,837	$8,077
Total debt	$3,533	$4,082
Cash and cash equivalents	$296	$253

In fiscal 2016, the company changed the method of accounting for the recognition of actuarial gains and losses for defined benefit pension and postretirement plans and the calculation of expected return on pension plan assets. These changes in accounting policy have been retrospectively applied to all periods presented.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(millions)

	Twelve Months Ended
	July 31, 2016	August 2, 2015
Cash flows from operating activities:
Net earnings	$563	$666
Adjustments to reconcile net earnings to operating cash flow
Impairment charges	141	6
Restructuring charges	31	102
Stock-based compensation	64	57
Pension and postretirement benefit expense	317	118
Depreciation and amortization	308	303
Deferred income taxes	(30)	(49)
Other, net	6	15
Changes in working capital, net of acquisition
Accounts receivable	24	12
Inventories	59	(18)
Prepaid assets	9	10
Accounts payable and accrued liabilities	(13)	6
Pension fund contributions	(2)	(5)
Receipts from hedging activities	44	11
Other	(58)	(52)
Net cash provided by operating activities	1,463	1,182
Cash flows from investing activities:
Purchases of plant assets	(341)	(380)
Sales of plant assets	5	15
Business acquired, net of cash acquired	—	(232)
Other, net	(18)	(6)
Net cash used in investing activities	(354)	(603)
Cash flows from financing activities:
Net short-term borrowings (repayments)	(547)	100
Long-term borrowings	—	300
Repayments of notes payable	—	(309)
Dividends paid	(390)	(394)
Treasury stock purchases	(143)	(244)
Treasury stock issuances	2	9
Excess tax benefits on stock-based compensation	7	6
Contributions from noncontrolling interest	—	9
Other, net	—	(3)
Net cash used in financing activities	(1,071)	(526)
Effect of exchange rate changes on cash	5	(32)
Net change in cash and cash equivalents	43	21
Cash and cash equivalents — beginning of period	253	232
Cash and cash equivalents — end of period	$296	$253

In fiscal 2016, the company changed the method of accounting for the recognition of actuarial gains and losses for defined benefit pension and postretirement plans and the calculation of expected return on pension plan assets. These changes in accounting policy have been retrospectively applied to all periods presented.

Reconciliation of GAAP to Non-GAAP Financial Measures
Fiscal Year Ended July 31, 2016
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency and acquisitions. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	July 31, 2016				August 2, 2015	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisitions	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
Americas Simple Meals and Beverages	$842	$4	$—	$846	$842	—%	—%
Global Biscuits and Snacks	622	6	—	628	617	1%	2%
Campbell Fresh	223	—	(16)	207	234	(5)%	(12)%
Total Net Sales	$1,687	$10	$(16)	$1,681	$1,693	—%	(1)%

Year Ended
	July 31, 2016				August 2, 2015	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisitions	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
Americas Simple Meals and Beverages	$4,380	$55	$—	$4,435	$4,483	(2)%	(1)%
Global Biscuits and Snacks	2,564	103	—	2,667	2,631	(3)%	1%
Campbell Fresh	1,017	—	(92)	925	968	5%	(4)%
Total Net Sales	$7,961	$158	$(92)	$8,027	$8,082	(1)%	(1)%

Items Impacting Gross Margin, Costs and Expenses, and Earnings
The company believes that financial information excluding certain items that are not considered to be part of the ongoing business, such as those listed below, improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its results excluding these items.

The following items impacted gross margin, costs and expenses, and earnings:

(1)
In fiscal 2016, the company changed the method of accounting for the recognition of actuarial gains and losses for defined benefit pension and postretirement plans and the calculation of expected return on pension plan assets. Historically, actuarial gains and losses associated with benefit obligations were recognized in Accumulated other comprehensive loss in the Consolidated Balance Sheets and were amortized into earnings over the remaining service life of participants to the extent that the amounts were in excess of a corridor. Under the new policy, actuarial gains and losses will be recognized immediately in the Consolidated Statements of Earnings as of the measurement date, which is typically the end of the fiscal year, or more frequently if an interim remeasurement is required. In addition, the company will no longer use a market-related value of plan assets, which is an average value, to determine the expected return on assets but rather will use the fair value of plan assets. The company excludes the impact of the mark-to-market adjustments resulting from these accounting changes in evaluating performance. These changes in accounting policy have been retrospectively applied to all periods presented. In the fourth quarter of fiscal 2016, the company incurred losses of $138 million in Costs and expenses ($90 million after tax, or $.29 per share) due to mark-to-market adjustments. In fiscal 2016, the company incurred losses of $313 million in Costs and expenses ($200 million after tax, or $.64 per share) due to mark-to-market adjustments. In the fourth quarter of fiscal 2015, the company incurred losses of $110 million in Costs and expenses ($69 million after tax, or $.22 per share). In fiscal 2015, the company incurred losses of $138 million in Costs and expenses ($87 million after tax, or $.28 per share) due to mark-to-market adjustments.

(2)
In fiscal 2015, the company implemented a new enterprise design and initiatives to reduce costs and to streamline its organizational structure. In the fourth quarter of fiscal 2016, the company recorded implementation costs and other related costs of $12 million in Administrative expenses related to these initiatives. In the fourth quarter of fiscal 2016, the company also recorded a reduction to Restructuring charges of $1 million related to the fiscal 2014 initiatives. The aggregate after-tax impact of Restructuring charges, implementation costs and other related costs was $7 million, or $.02 per share. In fiscal 2016, the company recorded Restructuring charges of $35 million and implementation costs and other related costs of $47 million in Administrative expenses related to the fiscal 2015 initiatives. The company also recorded a reduction to Restructuring charges of $4 million related to the fiscal 2014 initiatives. The aggregate after-tax impact of Restructuring charges, implementation costs and other related costs was $49 million, or $.16 per share. In the fourth quarter of fiscal 2015, the company recorded Restructuring charges of $93 million and implementation costs of $13 million in Administrative expenses related to the fiscal 2015 initiatives (aggregate impact of $67 million after tax, or $.21 per share). In fiscal 2015, the company recorded Restructuring charges of $102 million and implementation costs of $22 million in Administrative expenses related to the fiscal 2015 initiatives (aggregate impact of $78 million after tax, or $.25 per share).

(3)	In fiscal 2016, the company recorded a gain of $25 million in Other expenses / (income) ($.08 per share) from a settlement of a claim related to the Kelsen acquisition.

(4)
In the fourth quarter of fiscal 2016, as part of the annual review of intangible assets, the company recorded a non-cash impairment charge of $141 million in Other expenses / (income) ($127 million after tax, or $.41 per share) related to the intangible assets of the Bolthouse Farms carrot and carrot ingredients reporting unit.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended
	July 31, 2016			August 2, 2015
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross margin	$546	$63	$609	$562	$64	$626	(3)%
Gross margin percentage	32.4%		36.1%	33.2%		37.0%
Marketing and selling expenses	216	(20)	196	189	(17)	172
Administrative expenses	185	(57)	128	193	(34)	159
Research and development expenses	38	(10)	28	34	(8)	26
Other expenses / (income)	145	(141)	4	10	—	10
Restructuring charges	(1)	1	—	93	(93)	—
Earnings (loss) before interest and taxes	$(37)	$290	$253	$43	$216	$259	(2)%
Interest, net	28	—	28	27	—	27
Earnings (loss) before taxes	$(65)	$290	$225	$16	$216	$232
Taxes	16	66	82	(1)	80	79
Effective income tax rate	(24.6)%		36.4%	(6.3)%		34.1%
Net earnings (loss) attributable to Campbell Soup Company	$(81)	$224	$143	$17	$136	$153	(7)%
Diluted net earnings (loss) per share attributable to Campbell Soup Company	$(.26)	$.72	$.46	$.05	$.44	$.49	(6)%
(a)See following table for additional information.

	Three Months Ended
	July 31, 2016				August 2, 2015
(millions, except per share amounts)	Mark-to-market (1)	Restructuring charges, implementation costs and other related costs (2)	Impairment charges (4)	Adjustments	Mark-to-market (1)	Restructuring charges and implementation costs (2)	Adjustments
Gross margin	$63	$—	$—	$63	$64	$—	$64
Marketing and selling expenses	(20)	—	—	(20)	(17)	—	(17)
Administrative expenses	(45)	(12)	—	(57)	(21)	(13)	(34)
Research and development expenses	(10)	—	—	(10)	(8)	—	(8)
Other expenses / (income)	—	—	(141)	(141)	—	—	—
Restructuring charges	—	1	—	1	—	(93)	(93)
Earnings before interest and taxes	$138	$11	$141	$290	$110	$106	$216
Interest, net	—	—	$—	—	—	—	—
Earnings before taxes	$138	$11	$141	$290	$110	$106	$216
Taxes	48	4	14	66	41	39	80
Net earnings attributable to Campbell Soup Company	$90	$7	$127	$224	$69	$67	$136
Diluted net earnings per share attributable to Campbell Soup Company*	$.29	$.02	$.41	$.72	$.22	$.21	$.44
*The sum of the individual per share amounts may not add due to rounding.

	Year Ended
	July 31, 2016			August 2, 2015
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross margin	$2,780	$176	$2,956	$2,782	$80	$2,862	3%
Gross margin percentage	34.9%		37.1%	34.4%		35.4%
Marketing and selling expenses	893	(46)	847	884	(21)	863
Administrative expenses	641	(118)	523	601	(49)	552
Research and development expenses	124	(20)	104	117	(10)	107
Other expenses / (income)	131	(116)	15	24	—	24
Restructuring charges	31	(31)	—	102	(102)	—
Earnings before interest and taxes	$960	$507	$1,467	$1,054	$262	$1,316	11%
Interest, net	111	—	111	105	—	105
Earnings before taxes	$849	$507	$1,356	$949	$262	$1,211
Taxes	286	156	442	283	97	380
Effective income tax rate	33.7%		32.6%	29.8%		31.4%
Net earnings attributable to Campbell Soup Company	$563	$351	$914	$666	$165	$831	10%
Diluted net earnings per share attributable to Campbell Soup Company*	$1.81	$1.13	$2.94	$2.13	$.53	$2.65	11%
(a)See following table for additional information.
*The sum of the individual per share amounts may not add due to rounding.

	Year Ended
	July 31, 2016					August 2, 2015
(millions, except per share amounts)	Mark-to-market (1)	Restructuring charges, implementation costs and other related costs (2)	Claim settlement (3)	Impairment charges (4)	Adjustments	Mark-to-market (1)	Restructuring charges and implementation costs (2)	Adjustments
Gross margin	$176	$—	$—	$—	$176	$80	$—	$80
Marketing and selling expenses	(46)	—	—	—	(46)	(21)	—	(21)
Administrative expenses	(71)	(47)	—	—	(118)	(27)	(22)	(49)
Research and development expenses	(20)	—	—	—	(20)	(10)	—	(10)
Other expenses / (income)	—	—	25	(141)	(116)	—	—	—
Restructuring charges	—	(31)	—	—	(31)	—	(102)	(102)
Earnings before interest and taxes	$313	$78	$(25)	$141	$507	$138	$124	$262
Interest, net	—	—	—	—	—	—	—	—
Earnings before taxes	$313	$78	$(25)	$141	$507	$138	$124	$262
Taxes	113	29	—	14	156	51	46	97
Net earnings attributable to Campbell Soup Company	$200	$49	$(25)	$127	$351	$87	$78	$165
Diluted net earnings per share attributable to Campbell Soup Company	$.64	$.16	$(.08)	$.41	$1.13	$.28	$.25	$.53